EXHIBIT 4

FOR IMMEDIATE RELEASE

March 31, 2003

Contact Information:
   Nissin Co.,Ltd.
   Hitoshi Higaki
   Managing Director and General Manager,
   Corporate Planning Department
   Tel: (TOKYO) +81-3-3348-2424
   E-mail:Info-ir@nissin-f.co.jp

Notice of Organizational Changes and Reassignment of Officers

Nissin Co.,Ltd. (“the Company”) hereby informs you of the organizational and personnel changes below to be implemented as of April 1, 2003, pursuant to the resolution adopted by the Board of Directors at its meeting held on March 31, 2003.

1.     Organizational Changes

(1)	The Investors Relations (“IR”) Department shall be newly established with the aim of strengthening IR activities, and the relevant operations shall be transferred to this new department from the Corporate Planning Department.

(2)	The department name in Japanese of the Corporate Planning Department shall be changed (from “Sogo Kikakubu” to “Keiei Kikakubu”) to incorporate its new additional function of reinforcing overall risk management.

(3)	The Operations Control Division shall be newly established with the aim of firmly establishing corporate governance and reinforcing the functions of secondary departments. The Operations Control Division shall exercise control over the Human Resources, General Affairs, Finance, Accounting, Corporate Planning Departments and the new IR Department.

2.     Personnel Reshuffle of Officers

Managing Director & General Director, Operations Control Div	Hitoshi Higaki	Currently Managing Director & General Manager Corporate Planning Dept.

Director & General Manager, Business Development Dept	Yoshio Tanida	Currently Director & General Manager Business Audit Dept.

Director & General Manager, Business Audit Dept	Hirofumi Mihara	Currently Director & General Manager Corporate Planning Dept.

Director & General Manager, Credit Screening Dept	Hiroshi Akuta	Currently Director & General Manager Corporate Planning Dept.

Director & General Manager, Osaka Branch Office and Western Japan Sales Dept	Hidenobu Sasaki	Currently Director & General Manager Finance Dept.

Director & General Manager, Business Development Dept	Toshioki Otani	Currently Director & General Manager Eastern Japan Sales Dept.

Director & General Manager, Finance Dept	Keishi Ishigaki	Director & General Manager Osaka Branch Office, Western Japan Sales Dept.

Organizational Chart

Board of Directors
Board of Statutory Auditors
Statutory Auditors
Chairman of the Board
President
Credit Screening Dept.
Sales&Marketing Control Div.
Eastern Japan Investigation Dept.
Western Japan Investigation Dept.
Sales Support Dept.
Business Development Dept.
Eastern Japan Sales Dept.
Western Japan Sales Dept.
Alliance Business Center
General Branches
Small Business Owner LoanOffices
Operations Control Div.
Human Resources Dept.
General Affairs Dept.
Finance Dept.
Accounting Dept.
Corporate Planning Dept.
Investors Relations Dept.
System Planning Dept.
Osaka Branch Office
Business Audit Dept.